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                                                                      EXHIBIT 8

                             BAKER & BOTTS, L.L.P.
                             599 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10022

                                                               February 9, 1998

TCI Satellite Entertainment, Inc.
8085 South Chester, Suite 300
Englewood, Colorado 80112

Gentlemen:

  We have acted as counsel to TCI Satellite Entertainment, Inc. ("TSAT") in connection with the proposed contribution by TSAT of all of its assets and liabilities, other than its stock of Tempo Satellite, Inc., a wholly owned subsidiary of TSAT ("Tempo"), and the rights and obligations of TSAT under certain agreements, to PRIMESTAR, Inc., a newly formed, wholly owned subsidiary of TSAT ("New PRIMESTAR"), in exchange for New PRIMESTAR common stock (the "TSAT Contribution") pursuant to the terms of the Restructuring Agreement (as defined below) and the TSAT Asset Transfer Agreement (as defined below). The TSAT Contribution forms a part of the proposed roll-up plan (the "Roll-Up Plan"), which consists of (i) the consolidation of the businesses of each of TSAT and PRIMESTAR Partners L.P. (the "Partnership"), and the PRIMESTAR(R) distribution businesses of Time Warner Entertainment Company, L.P. ("TWE"), Advance/Newhouse Partnership ("Newhouse"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox"), and affiliates of MediaOne of Delaware, Inc. ("MediaOne"), into New PRIMESTAR, pursuant to the Restructuring Agreement (the "Restructuring Transaction"), (ii) the merger, subject to regulatory approval and certain other conditions, of TSAT with and into New PRIMESTAR, with New PRIMESTAR as the surviving corporation, pursuant to the TSAT Merger Agreement (the "TSAT Merger") and (iii) certain other transactions contemplated by the Restructuring Agreement and certain other agreements contemplated thereby. In connection with the proposed Roll-Up Plan, TSAT will enter into (i) a Merger and Contribution Agreement dated as of February 6, 1998 (together with the exhibits and schedules thereto, the "Restructuring Agreement"), among New PRIMESTAR, TSAT, TWE, Newhouse, Comcast, Cox, MediaOne, and GE American Communications, Inc. ("GE Americom"), (ii) an Asset Transfer Agreement dated as of February 6, 1998 (together with the exhibits and schedules thereto, the "TSAT Asset Transfer Agreement"), between TSAT and New PRIMESTAR, and (iii) an Agreement and Plan of Merger dated as of February 6, 1998 (together with the exhibits and schedules thereto, the "TSAT Merger Agreement"), between TSAT and New PRIMESTAR.

  In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in
(i) the Restructuring Agreement, (ii) the TSAT Asset Transfer Agreement, (iii) the TSAT Merger Agreement, (iv) the registration statement on Form S-4 filed by New PRIMESTAR with the Securities and Exchange Commission ("SEC") on February 9, 1998 (the "Registration Statement"), and the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), (v) certain of the reports filed by TSAT with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and (vi) the officers' certificates dated February 9, 1998, which will be reconfirmed prior to the closing of the Restructuring Transaction, that were provided to us by TSAT, New PRIMESTAR, TWE, Newhouse, Comcast, Cox, MediaOne, and GE Americom and which are attached hereto, and certain representations pertaining to the TSAT Merger in the officers' certificates provided to us by TSAT and New PRIMESTAR, which will be reconfirmed prior to the closing of the TSAT Merger. In addition, we assume that the Restructuring Transaction and the TSAT Contribution will be consummated in accordance with the Restructuring Agreement and the TSAT Asset Transfer Agreement and as described in the Proxy Statement/Prospectus. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.
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  On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the TSAT Contribution will be a tax-free exchange, and no gain or loss will be recognized by TSAT except for the possibility that gain or income may be recognized by TSAT in connection with the assumption of the Notes (as defined in the Proxy Statement/Prospectus) by New PRIMESTAR. Further, it is our opinion that the discussion titled, "Certain Federal Income Tax Consequences," set forth in the Proxy Statement/Prospectus as it relates to statements of law or legal conclusions is correct in all material respects.

  Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position. Further, no opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the TSAT Contribution under any foreign, state, or local tax law.

  This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Roll-Up Plan, including the filing of the Registration Statement with the SEC. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm contained under the heading "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Sincerely,

                                          Baker & Botts, L.L.P.

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